Exhibit 99.1

MARINEMAX EXPANDS FINANCING CAPACITY

~ Increases Borrowing Facility to $440 Million and Enhances Terms ~

CLEARWATER, FL – November 11, 2019 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, announced today that it has expanded its financing facility to provide for borrowings of up to $440 million from the previous limit of $400 million.

The expanded facility has a three-year term, expiring in October 2022, and it has two, one-year options to renew, subject to lender approval.  Borrowings under the facility are secured primarily by the Company’s inventory that is financed through the facility and related accounts receivable.  The Company’s real estate is not pledged.  The facility contemplates that other lenders may be added by the Company to finance other inventory not financed under this facility.

Michael H. McLamb, Executive Vice President, Chief Financial Officer and Secretary of MarineMax, Inc. stated, “Reflecting on our recent acquisitions and looking toward the future, we felt it was prudent to add additional borrowing capacity.  Additionally, given the strength of our balance sheet, we continue to enhance the facility to provide greater financial flexibility allowing us to more freely execute our strategies and initiatives, and take advantage of growth opportunities as they arise.  We appreciate the confidence expressed by the commitment of our lenders to MarineMax through their ongoing support of our plans.”

The agent of the facility is Wells Fargo Commercial Distribution Finance and includes M&T Bank, Bank of the West and BB&T.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Hatteras, Azimut Yachts, Benetti, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, MJM Yachts, NauticStar, Scout, Sailfish, Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax also owns Fraser Yachts Group, a leading superyacht brokerage and luxury yacht services company with operations in multiple countries. MarineMax currently has 59 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.